Execution Copy

                 FIRST AMENDMENT TO TRADEMARK LICENSE AGREEMENT

     This FIRST AMENDMENT to the TRADEMARK LICENSE AGREEMENT dated as of February 13, 2003 by and between Blondie Rockwell, Inc., a New York corporation with offices at c/o Erving Wonder Management, 1500 Samson Street, Philadelphia, PA 19102 (the "Licensor") and INNOVO AZTECA APPAREL, INC., a California corporation with offices at 5900 S. Eastern Ave., Suite 104, Commerce, CA 90040 (the "Licensee") ("License Agreement").

     WHEREAS, Case Action No. 03-5060 PA SHSx was filed by Licensor in the United States District Court for the Central District of California alleging interference with Licensor's "FETISH" trademark by Fetish Group Inc., a California corporation having a place of business at 5050 Santa Fe Avenue, Vernon, CA 90058;

     WHEREAS, in settlement of the claims and issues arising in Case No. 03-5060 PA SHSx and other outstanding issues between the parties, as of August 22, 2003 Licensor executed a settlement agreement with Fetish Group, Inc. ("Settlement Agreement");

     WHEREAS, such Settlement Agreement required the payment by Licensor to Fetish Group, Inc. in the amount of $105,000;

     WHEREAS, Licensee is a third-party beneficiary of the terms of such Settlement Agreement in that by the License Agreement it is licensed to manufacture and sell goods bearing the "FETISH" trademark;

     NOW, THEREFORE, the parties hereto, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, stipulate and agree as follows:

     1. The terms and provisions of the License Agreement are repeated and incorporated herein by reference.

     2. On behalf of Licensor, Licensee shall pay to Fetish Group, Inc. the $105,000 payment required by the Settlement Agreement.

     3. Licensor acknowledges that Licensee's payment of this sum on its behalf shall satisfy Licensee's obligations for an Advance payment against quarterly Guaranteed Minimum Royalties under Section 4(d)(ii) of the License Agreement, which fall due on December 1, 2003.

     4. Section 4(c) of the License Agreement shall be deleted in its entirety and modified to read as follows:

     "Royalties shall be paid quarterly within twenty (20) days following the conclusion of each calendar quarter during the Term hereof, commencing on the twentieth (20th) day of April 2003, and continuing on the twentieth (20th) day of each July, October, January and April thereafter during the Term hereof. The obligation of the Licensee to pay Royalties is absolute notwithstanding any claim with Licensee may assert against Licensor. Licensee shall not have

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the right to setoff, or to make any deduction from Royalties due pursuant to the provisions hereof for any reason whatsoever; provided, however, that this subsection shall not prohibit (i) a set off or deduction from Royalties in the case of a claim by Licensee against Licensor which has become a liquidated amount as the result of a decision by a court or an agreement of the parties or
(ii) the escrow of Royalties in accordance with Section10(b)(ii) of this Agreement."

     5. In consideration of the foregoing, Section 10(b) of the License Agreement shall be deleted in its entirety and replaced with the following:

     "(b)(i) The Licensor shall (and Licensor shall cause any successor in interest to the Trademarks licensed under the License Agreement to) indemnify, defend and hold the Licensee and its subsidiaries and affiliates and their officers, directors, shareholders, employees, representatives and agents, harmless against any and all claims, settlements, judgments, damages, losses, costs and expenses (including but not limited to reasonable attorney fees and litigation costs) incurred by the Licensee solely as a result of any claim by any person, firm or entity that Licensee's use of the Property strictly in accordance with this Agreement infringes upon any rights of such person, firm or entity, to the extent such claim arises in a jurisdiction that is covered by Licensor's representations and warranties as specifically set forth in Section 9(c)(ii) hereof. Licensee shall not, however, be entitled to any recovery for lost profits. Additionally, if by reason of any claims referred to in this subsection Licensee is precluded from selling any stock of Licensed Products or utilizing any materials in its possession or which come into its possession by reason of any required recall, Licensor shall be obligated to purchase such Licensed Products and materials from Licensee at their out-of-pocket cost to Licensee, excluding overhead, but Licensor shall have no other responsibility or liability with respect to such Licensed Product or materials.

     (ii) Notwithstanding anything to the contrary herein, solely in the event that Licensee is temporarily, preliminarily or permanently enjoined by a Court in any jurisdiction within the Territory from commercially exploiting the Property within the Territory, Licensee shall be permitted to escrow all Royalties (including Guaranteed Minimum Royalties) accrued thereafter to defray any reasonable attorneys' fees and litigation costs incurred and/or damages assessed until such time as such injunction is lifted. Any excess in such escrow account shall be paid to Licensor. Nothing contained herein shall give Licensee the right to escrow Royalty payments (including Guaranteed Minimum Royalties) in accordance with this section, based upon the allegation by a third party (whether made in the context of a lawsuit or otherwise) that Licensor and/or Licensee is/are infringing upon any third party rights in connection with the use and exploitation of the Property within the Territory, or for any other reason except as specifically noted in this Section 10(b)(ii). Nothing contained herein shall be construed to bind Eve Jeffers personally/individually to this indemnity or otherwise."

     6. The remainder of the provisions of the License Agreement shall remain in full force and effect as if set forth herein.

     7. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, each of the Licensor and Licensee has caused this First
Amendment to be executed by its duly authorized officer effective as of September 8, 2003.



                                                 LICENSOR:


                                            BLONDIE ROCKWELL, INC.

                                         By:   /s/ Eve Jeffers
                                               ---------------
                                               Name:  Eve Jeffers
                                               Title: President



                                                 LICENSEE:

                                            INNOVO AZTECA APPAREL. INC.

                                         By:   /s/ Samuel J. Furrow, Jr.
                                               -------------------------
                                               Name:  Samuel J. Furrow, Jr.
                                               Title: Chief Executive Officer